Exhibit 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

VANCOUVER, WA 98666

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Shareholders & Board of Directors

Purthanol Resources Ltd.

We consent to the use of our report dated August 8, 2022 with respect to the restated financial statements of Purthanol Resources Ltd. as of November 30, 2021 and 2020 and the related restated statements of operations, shareholders’ deficit and cash flows for the periods then ended.

Michael Gillespie & Associates, PLLC

Vancouver, Washington

November 18, 2022

/S/ Michael Gillespie & Associates, PLLC